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                                                                    EXHIBIT 4.10

                              CONSULTING AGREEMENT

THIS AGREEMENT dated February 08, 2002

BETWEEN:

                  VERDE RESOURCES CORPORATION, an Arizona corporation, a wholly-owned subsidiary of Minera Cortez Resources Ltd, (the "Parent"), a British Columbia corporation with business offices at 632 Foster Avenue, Coquitlam, B.C. V3J 2L7

                  (the "COMPANY")

AND:

                  CASH LONG, 7201 Panorama Drive, Bakersfield, California, USA 93306

                  (the "CONSULTANT")

WHEREAS:

(A) The Company hold certain wind data rights, a business plan and a first right of refusal to lease land and the expertise to develop a wind energy farm near Kingman in Mojave County, Arizona and wishes to continue to employ the Consultant;

(B) The Consultant has agreed to provide consulting services to the Company;

NOW THEREFORE, in consideration of the mutual promises and covenants as hereinafter set forth, the parties hereto agree as follows:

1.                PROVISION OF SERVICES

l.l               The Company hereby retains the services of the Consultant and the Consultant hereby agrees to provide such services upon the terms and conditions set forth in this Agreement.

2.                TERM

2.1 TERM FOR SERVICES. The term for the provision of services by the Consultant to the Company will be for two (2) years from the date hereof (the "TERM"). The Company will give notice of its intention to renew this Agreement to the Consultant not less than three (3) months prior to the expiration of the Term. If notice of renewal is given by the Company to the Consultant as provided herein, this Agreement will be extended for a further term of two (2) years upon the term and conditions herein contained, including these terms of renewal.

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2.2               PRIOR AGREEMENTS. This Agreement becomes effective the date of signing. This Agreement will continue in full force and effect during the Term unless terminated in accordance with Section 6. This Agreement supersedes any prior employment or consulting arrangements or agreements between any of the Company, the Parent (or any affiliate thereof) and the Consultant, and the Consultant acknowledges that no money or severance is owed by the Company or the Parent to the Consultant as of the date hereof.

3.                COMPENSATION

3.1 For services rendered by the Consultant pursuant to this Agreement the Company will pay the Consultant daily consideration of US $250 per diem plus all associate expenses, including but not limited to lodging, meals and mileage.

4.                DUTIES

4.1 The Consultant will provide services to assist in the development of the Parent's business.

5.                EXCLUSIVE SERVICE

5.1 The Consultant will devote his full time, attention, energies and best efforts to the Company as may be reasonably required and will not, without the written consent of the Company, during the Term, engage in the rendering of such services except to Mogul Energy in Ken County, California (whether or not such business activity is pursued for gain, profit, or other pecuniary advantage).

6.                TERMINATION

6.1 TERMINATION WITH CAUSE. The Company may, at any time, without advance notice to the Consultant, or payment of any compensation in lieu of notice, forthwith terminate the services of the Consultant for cause.

6.2 TERMINATION WITHOUT CAUSE. The Company may not terminate this Agreement at any time without cause.

6.3 OTHER PAYMENTS. The Consultant acknowledges and agrees that the payment in Section 6.2 is inclusive of any compensation or payments to which the Consultant may be entitled.

6.4 TERMINATION BY THE CONSULTANT. The Consultant may terminate the provision of his services under this Agreement on not less than 30 days' notice to the Company, in which case the obligations of the Company will be the same as though the services were terminated for cause.

6.5 OTHER CLAIMS. The Consultant acknowledges and agrees that the notice and provisions for compensation on termination provided in this Section are fair and reasonable and agrees that upon any termination of the Consultant's services by the Company, or upon any termination of this Agreement by the Consultant, the Consultant will have no action, cause of

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action, claim or demand against the Company or any other person as a consequence of such termination.

7.                CONFIDENTIAL INFORMATION AND WORK PRODUCT

7.1 The Consultant will not, during the Term or at any time after the termination of his services by the Company, use for himself or others, divulge or convey to others, or aid or abet others to divulge or convey to others, any information, knowledge, data or property relating to the business of the Company, the Parent, or any of their affiliates, including information relating to Consultants, customers or suppliers of the Company or the Parent, in any way obtained by him during his association with the Company or in any way obtained by other Consultants of the Company, the Parent, or of any of their affiliates other than published material properly in the public domain. All intellectual property and work product conceived or developed by the Consultant during the term hereof enures to the Company absolutely.

7.2 Notwithstanding anything else in this Agreement, it is expressly acknowledged and understood by the Consultant that all of the work product of the Consultant while employed by the Company (both before and after the date of this Agreement) shall belong to the Company absolutely and notwithstanding the generality of the foregoing, all patents, inventions, improvements, notes, documents, correspondence produced by the Consultant during the term of employment hereunder shall be the exclusive property of the Company. The Consultant further agrees to execute without delay or request for further consideration any necessary patent assignments, conveyance or other documents and assurances as may be necessary to transfer all rights to same to the Company. In the event of the termination of the Consultant for any reason hereunder, the Consultant shall promptly turn over to the Company all of the foregoing intellectual property which is evidenced by any physical documentation (whether written, digital, magnetic, electronic or otherwise) or any other of the Company's assets or property in his possession or under his control.

8.                SURVIVAL OF COVENANTS

8.1 Except as otherwise specifically provided herein and notwithstanding the termination of the services of the Consultant or termination of this Agreement, the covenants, representations and warranties contained in
Section 7 and Section 9 hereof will survive such termination and will continue in force and effect for the benefit of the Company for a time period unlimited in duration.

9.                NON-COMPETITION COVENANTS OF THE CONSULTANT

9.1               DEFINITIONS. In this Section:

         "BUSINESS" means the business carried on by the Company, the Parent, or any of their subsidiaries;

         "COMPETITIVE BUSINESS" means any business which competes with the Business;

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         "CUSTOMER" means any person who has been a customer of the Company, the
         Parent, or any of their subsidiaries at any time during the Restricted Period or immediately prior to the entering into of this Agreement;

         "RESTRICTED PERIOD" means two years from the date of termination of this Agreement; and

         "TERMINATION DATE" means the date of the termination of the employment of the Consultant with the Company pursuant to Section 6.

9.2 NON-COMPETITION. The Consultant will not, during the Restricted Period,

         (a) directly or indirectly carry on, engage in or participate in, any Competitive Business either alone or in partnership or jointly or in conjunction with any other person;

         (b) directly or indirectly assist (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, Consultant, independent contractor, supplier, consultant, lender, guarantor, financier or in any other capacity whatever) any person to carry on, engage in or participate in, a Competitive Business; and

         (c) have any direct or indirect interest or concern (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, Consultant, consultant, independent contractor, supplier, creditor or in any other capacity whatever) in or with any person, if any part of the activities of such person consists of carrying on, engaging in or participating in a Competitive Business;

9.3 NON-SOLICITATION. During the Restricted Period, the Consultant will not,

         (a)      directly or indirectly solicit any Customer;

         (b) directly or indirectly assist (whether as principal, beneficiary, servant, director, shareholder, partner, nominee, executor, trustee, agent, Consultant, independent contractor, supplier, consultant, lender, financier or in any other capacity whatever) any person directly or indirectly to solicit any Customer; or

         (c) have any direct or indirect interest or concern (be it as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, Consultant, consultant independent contractor, supplier, creditor or in any other capacity whatever) in or with any person if any of the activities of which person consists of soliciting any Customer;

if such solicitation would, directly or indirectly, be intended to result in a sale of any product or service to such Customer and is directly or indirectly competitive or potentially competitive with any product or service then produced by the Business:

9.4               CONSULTANTS. ETC, The Consultant will not:

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         (a)      during the Restricted Period, directly or indirectly, induce any individual who to his knowledge is then employed by the Company or the Parent, or any of their subsidiaries, to leave the employ of the Company or the Parent, or any of their subsidiaries without the prior written consent of the Company; and

         (b) hereafter, directly of indirectly, use or divulge to any person, other than to the Company, its directors, officer, Consultants, agents or representatives or as required in the conduct of the Business, any information, whether oral, written or otherwise recorded, which is non-public, proprietary or confidential information of or relating to the Business, including, without limitation, information as to the customers, software, source codes, processes or products and services or intended processes or intended products and services of the Business, including those relating to research, development, manufacturing, purchasing, accounting, engineering, marketing, merchandising or selling of products and services of the Business;

9.5               COVENANTS REASONABLE. The Consultant agrees that,

         (a) the covenants in this Agreement are reasonable in the circumstances and are necessary to protect the Company;

         (b) the principles of law to be applied to the interpretation of this Agreement are these that apply to restrictive covenants given by a seller on the sale of a business;

         (c) the breach by him of any of the provisions of this Agreement would cause serious and irreparable harm to the Company, the Parent, and their shareholders which could not adequately be compensated for in damages in the event of a breach by him of such provisions or an order of injunction being issued against him restraining him from any further breach of such provisions and agrees that such injunction may be issued against him without the necessity of an undertaking as to damages by the Company, the Parent, or their shareholders; the provisions of this section shall not to construed so as to be in derogations of any other remedy which the Company, the Parent or any of their shareholders may have in the event of such a breach; and

         (d) the duration of the Restricted Period shall be extended for a period which equals time period during which the Consultant is in violation of any of the provisions of this Agreement;

9.6 COVENANTS INDEPENDENT. The existence of any claim or cause of action of the Consultant against the Company, the Parent, or any of their shareholders will not constitute a defence to this enforcement by the Company, the Parent, or any of their shareholders of the provisions of this Agreement;

9.7 INVALIDITY. In the event that any term or provision of this Agreement shall, to any extent, be invalid or unenforceable, the remaining terms and provisions of this Agreement shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law;

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9.8               RIGHTS IN ADDITION. The rights and remedies of the Company, the Parent, or any of their shareholders hereunder are in addition to and not in substitution for any other rights of remedies which they may have at any time against the Consultant, at law or in equity.

10.               SUCCESSORS AND ASSIGNS

10.1 This Agreement will ensure to the benefit of, and be binding upon, the parties hereto and their legal representatives, successors and permitted assigns except that no claims may be asserted by the legal representatives, successors end assignees of the Consultant in respect of compensation or other benefits for periods following the death or total incapacity of the Consultant other than those provided for in this Agreement.

11.               NOTICES

11.1 Any notice required or permitted to be given under this Agreement will be deemed to have been duly given only if such notice is in writing and is delivered.

12.               GOVERNING LAW

12.1 This Agreement is and will be deemed to be made in British Columbia and Arizona and for all purposes will be governed exclusively by and construed and enforced in accordance with the laws prevailing in British Colombia and Arizona, and the rights and remedies of the parties will be determined in accordance with those laws.

13.               SEVERABILITY

13.1 If any provision of this Agreement is at any time unenforceable or invalid for any reason it will be severable from the remainder of this Agreement and, in its application at that time, this Agreement will be construed as though such provision was not contained herein and the remainder will continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision.

14.               INDEPENDENT LEGAL ADVICE

14.1 The parties hereto acknowledge that they have each received independent legal advise in relation to the terms and conditions of this Agreement.

15.               LANGUAGE OF THE AGREEMENT

15.1 The parties hereto have agreed that they have required the present agreement to be drawn up in English. Les parties reconnaissent avoir exige la redaction en anglais de la presente convention.

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IN WITNESS WHEREOF the parties hereto have duly executed and delivered this
Agreement as of the day and year first above written.

VERDE RESOURCES CORPORATION

Per: ------------------------------
     Authorized Signatory

-s- Cash Long 2/8/02                     -s- Jeff Patterson 2-8-02
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CASH LONG                                Witness